UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2010

WEGENER CORPORATION
(Exact name of registrant
as specified in its charter)

Delaware	0-11003	81-0371341
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	dentification No.)
incorporation)

11350 Technology Parkway, Johns Creek, Georgia	30097
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (770) 623-0096

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported in a Form 8-K as filed with the Commission on February 23, 2010, Wegener Corporation (the “Company”) received on February 17, 2010, notification from The Nasdaq Stock Market (“Nasdaq”) (the “Notification”), that as a result of the information presented at an appeal hearing held on January 13, 2010, the Nasdaq Hearings Panel (the “Panel”) granted our request to remain listed on Nasdaq subject to conditions stipulated in the Notification.  The Notification stipulated that on or before June 7, 2010 (the “Exception Deadline”), we are required to have stockholders’ equity of at least $2,500,000 and our common stock to maintain a minimum bid price of $1.00 per share for a period of ten consecutive trading days. The Company was required to notify the Panel of any significant events occurring prior to June 7, 2010, including, without limitation, any event that may call into question the Company’s historical financial information or that may impact the Company’s ability to maintain compliance with any Nasdaq listing requirement or the Exception Deadline. As reported in our Form 10-Q as filed with the Commission on April 12, 2010, on April 8, 2010, we notified the Panel that based on our current level of existing backlog of orders scheduled to ship in our fiscal third quarter ending May 28, 2010, and our expected level of new shippable bookings for the third quarter, we did not expect that we would be able to comply with the Nasdaq requirements by the Exception Deadline.

On April 20, 2010, the Company received notification from Nasdaq, that the Panel has determined to delist the Company’s common stock shares from Nasdaq and will suspend trading of the shares effective at the open of trading on April 22, 2010.  As a result, commencing April 22, 2010, the Company’s common stock will be traded on the over-the-counter bulletin board (the “OTCBB”) under the symbol WGNR.

A copy of the press release announcing the transfer of the Company’s listing to the OTCBB is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.
99.1 Press release dated April 20, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wegener Corporation
Date: April 20, 2010

By:	/s/ C. Troy Woodbury, Jr.
C. Troy Woodbury, Jr.
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release dated April 20, 2010.